Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into as of April 10, 2012 (the “Effective Date”), by and between iGo, Inc., a Delaware corporation (“Employer”), and Phillip Johnson (“Employee”) and amends and restates, in its entirety, the terms and conditions set forth in that certain Employment Agreement executed by and between Employee and Employer on October 7, 2010, as amended by that certain Amendment #1 to Employment Agreement (together, the “Original Employment Agreement”).

W I T N E S S E T H:

WHEREAS, Employer desires to employ Employee as provided herein, and Employee desires to accept such employment; and

WHEREAS, Employee shall, as an employee of Employer, have access to confidential information with respect to Employer and its affiliates;

WHEREAS, Employee and Employer previously entered into that certain Original Employment Agreement; and

WHEREAS, Employee and Employer wish to amend and restate the Original Employment Agreement in accordance with this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Employment. Employer hereby employs Employee, and Employee hereby accepts employment with Employer, upon the terms and conditions hereinafter set forth.

2. Duties. Subject to the discretion of the Chief Executive Officer of Employer (the “CEO”), Employee shall serve Employer as its Vice President, Product Marketing, and shall perform, faithfully and diligently, the services and functions relating to such position or otherwise reasonably incident to such position as may be designated from time to time by the CEO. As such, Employee shall report directly to the CEO or to such other employee of Employer that the CEO may designate from time to time at the CEO’s discretion. Employee shall be based in Byron Bay, Australia, but shall have duties and responsibilities at and/or with respect to each location at which Employer or any of its subsidiaries conducts the Business (as hereinafter defined) and shall travel as reasonably required by his duties under this Agreement. Employee shall devote his full time, attention, energies and business efforts to his duties hereunder and to the promotion of the business and interests of Employer and its subsidiaries as is customary for his position of a company of like-size in a comparable business; provided, however, that Employee may participate in other business ventures as long as such participation does not interfere with Employee’s duties hereunder (including those contained in this sentence) or violate Section 6 below.

3. Term. The term of employment under this Agreement shall commence on April 12, 2012 (the “Employment Commencement Date”) and shall continue, unless earlier terminated pursuant to Section 8 below, until October 7, 2013 (the “Initial Term”); provided, however, that the term of this Agreement shall thereafter be renewed on a year-to-year basis thereafter (each, a “Renewal Term”), unless either party gives written notice to the other party, at least ninety (90) days prior to the end of the then current term, of such party’s desire to terminate this Agreement at the end of the then current term. The Initial Term and any Renewal Term(s) are sometimes collectively referred to herein as the “Term”. Notwithstanding anything in this Agreement to the contrary, although this Agreement is entered into as of the Effective Date, and is a binding agreement between Employer and Employee, the actual employment period of Employee by Employer shall commence on the Employment Commencement Date, and neither Employer nor Employee shall have any rights or obligations under this Agreement until the Employment Commencement Date.

4. Compensation. As compensation for his services rendered under this Agreement, during the Term, Employee shall be entitled to receive the compensation as provided in Exhibit A attached hereto. In addition, Employer shall reimburse Employee for the expenses identified on Exhibit A and for all reasonable and customary out-of-pocket travel and other expenses incurred by Employee in rendering services required under this Agreement upon submission and approval by the CEO of a detailed statement and reasonable documentation.

5. Confidentiality.

(a) Acknowledgment of Proprietary Interest. Employee recognizes the proprietary interest of Employer and its affiliates in any Trade Secrets (as hereinafter defined) of Employer and its affiliates. Employee acknowledges and agrees that any and all Trade Secrets currently known by Employee or learned by Employee during the course of his engagement by Employer or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, shall be and are the property of Employer and its affiliates. Employee further acknowledges and understands that his disclosure of any Trade Secrets may result in irreparable injury and damage to Employer and its affiliates. As used herein, “Trade Secrets” means all confidential and proprietary information of Employer and its affiliates, now owned or hereafter acquired, including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawing, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, financial projections, cost summaries, pricing formula, and all other concepts, ideas, materials, or information prepared or performed for or by Employer or its affiliates and information related to the business, products or sales of Employer or its affiliates, or any of their respective customers, other than information which is otherwise publicly available.

(b) Covenant Not-to-Divulge Trade Secrets. Employee acknowledges and agrees that Employer and its affiliates are entitled to prevent the disclosure of Trade Secrets. As a portion of the consideration for the employment of Employee and for the compensation being paid to Employee by Employer, Employee agrees at all times during the Term and for a period of five (5) years thereafter to hold in strict confidence and not to intentionally disclose (except for such disclosures as are required by law, in which case, Employee agrees to give Employer notice thereof prior to making any such disclosure) or allow to be disclosed to any person, firm or corporation, other than to persons engaged by Employer and its affiliates to further the business of Employer and its affiliates, and not to use except in the pursuit of the business of Employer and its affiliates, the Trade Secrets, without the prior written consent of Employer, including Trade Secrets developed by Employee.

(c) Return of Materials at Termination. In the event of any termination or cessation of his employment with Employer for any reason whatsoever, Employee will promptly deliver to Employer all documents, data and other information pertaining to Trade Secrets. Employee shall not take any documents or other information, of whatever type and in whatever form, or any reproduction or excerpt thereof, containing or pertaining to any Trade Secrets.

6. Non-Solicitation and Other Restrictions.

(a) Non-Solicitation of Employees and Contractors. During the term of Employee’s employment with Employer and for a period of twelve (12) months following the cessation of Employee’s employment with Employer for any reason whatsoever, Employee shall not either alone or as an agent, employee, partner, representative, affiliate, or in any other capacity on behalf of any person or entity, directly or indirectly, go into business with or hire any employee or contractor of Employer or solicit, induce, or recruit any employee or contractor of Employer to end its relationship with Employer for the purpose of having such employee or contractor engage in services that are the same, similar or related to the services that such employee or contractor provided for Employer. For the purpose of this Subsection, “employee or contractor of Employer” means (i) anyone performing services for Employer as an employee or contractor at the time of Employee’s separation; or (ii) any former employee or contractor of Employer whose relationship with Employer ended less than one (1) year before the date of such co-venturing, hiring, solicitation, inducement, or recruitment.

(b) Non-Solicitation of Customers. Employee, whether personally or as an agent, employee, partner, representative, affiliate, or in any other capacity on behalf of any person or entity, shall not during Employee’s employment or for a period of twelve (12) months following cessation of employment for any reason whatsoever, directly or indirectly solicit, do business with, call upon, handle, deliver products or render services to any active or prospective customer of Employer for the purpose of soliciting or selling such customer the same, similar, or related products or services that are offered by Employer. For purposes of this Subsection, “customer” shall mean the corporate customer itself, the individual representative(s) of the corporate customer, and any affiliated entity of the corporate customer.

(c) Reasonableness of Restrictions. Employee agrees and acknowledges that, given the relationship between the parties, the restrictions in subsections (a) and (b) above are reasonable and do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of Employer, including but not limited to the protection of Employer’s trade secrets, proprietary information and know-how. Employee further agrees and acknowledges that the restrictions in subsections (a) and (b) above will not prevent him/her from obtaining gainful employment in Employee’s occupation or field of expertise or cause Employee undue hardship; and that there are numerous other employment and business opportunities available to Employee that are not affected by the foregoing restrictions.

7. Prohibition on Disparaging Remarks. Employee shall, from the date of this Agreement forward, refrain from making disparaging, negative or other similar remarks concerning Employer or any of its affiliates to any third party. Similarly, Employer and its affiliates shall from the date of this Agreement forward, refrain from making disparaging, negative or other similar remarks concerning Employee to any third party.

8. Termination. This Agreement and the employment relationship created hereby shall terminate upon the occurrence of any of the following events (each, a “Termination Event”):

(a) The expiration of the Term as set forth in Section 3 above;

(b) The death of Employee;

(c) The Disability (as hereinafter defined) of Employee;

(d) Written notice to Employee from Employer of termination for Just Cause (as hereinafter defined);

(e) Written notice to Employee from Employer of termination for any reason other than subparts (a), (b), (c) or (d) above;

(f) Written notice to Employer from Employee of termination for any reason other than Constructive Termination (as hereinafter defined); or

(g) Written notice to Employer from Employee of termination for Constructive Termination.

In the event of the termination of Employee’s employment pursuant to (d) or (f) above, then Employee shall be entitled to only the compensation earned by Employee as of, and payable for the period prior to, the date of such Termination Event. In the event of the termination of Employee’s employment pursuant to (e) or (g) above, then Employee shall be entitled to continue to receive Employee’s then applicable salary for a period of six (6) months from the date of Termination, payable in the normal course of business. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5, 6 and 7 above shall survive any termination, for whatever reason, of Employee’s employment under this Agreement.

For purposes of this Section 8 the following terms of the following meanings:

“Constructive Termination” shall mean: (a) a material reduction in Employee’s duties and responsibilities without Employee’s consent; (b) any breach by Employer of any of the material terms of, or the failure to perform any material covenant contained in, this Agreement and following written notice thereof from Employee to Employer, Employer does not cure such breach or failure within fifteen (15) days thereafter; provided, however, that Employer will not be entitled to cure any such breach or failure more than one time in any consecutive three month period; (c) Employer requires that Employee relocate from the Byron Bay, Australia metropolitan area without Employee’s prior written consent; or (d) a reduction in Employee’s then current salary without Employee’s prior written consent.

“Disability” of Employee shall mean his inability, because of mental or physical illness or incapacity, to perform his duties under this Agreement for a continuous period of 90 consecutive days or for any 120 days out of a 360-day period. In the event of any disagreement between Employer and Employee regarding the existence or non-existence of any such disability, upon written request from either party to the other, Employer and Employee or his legal guardian or duly authorized attorney-in-fact (if he is not legally competent) shall each designate one Australian licensed physician and the two physicians so designated shall designate a third. All three physicians so appointed shall personally examine Employee, and the decision of a majority of such panel of physicians shall determine whether such disability exists. Employee hereby authorizes the disclosure and release to Employer of such determination and all supporting medical records, and both parties hereby agree to be bound by such determination.

“Just Cause” shall mean: (a) the commission by Employee of any act involving moral turpitude or the commission by Employee of any act or the suffering by Employee of any occurrence or state of facts, which renders Employee incapable of performing his duties under this Agreement (other than Disability), or adversely affects or could be expected to adversely affect Employer’s business reputation; (b) Employee’s being convicted of a felony; (c) any breach by Employee of any of the material terms of, or the failure to perform any material covenant contained in, this Agreement and following written notice thereof from Employer to Employee, Employee does not cure such breach or failure within fifteen (15) days thereafter; provided, however, that Employee will not be entitled to cure any breach or failure under this subclause (c) more than one time in any consecutive six (6) month period; or (d) the violation by Employee of reasonable and appropriate instructions or policies established by Employer which have been communicated to Employee with respect to the operation of their businesses and affairs or Employee’s failure to carry out the reasonable instructions of the Board and following written notice thereof from Employer to Employee, Employee does not cure any such violation or failure within fifteen (15) days thereafter; provided, however, that Employee will not be entitled to cure any violation or failure under this subclause (d) more than one time in any consecutive six month period.

9. Remedies. Employee recognizes and acknowledges that in the event of any default in, or breach of any of, the terms, conditions or provisions of this Agreement (either actual or threatened) by Employee, Employer’s and its affiliates remedies at law shall be inadequate. Accordingly, Employee agrees that in such event, Employer and its affiliates shall have the right of specific performance and/or injunctive relief in addition to any and all other remedies and rights at law, in equity or provided herein, and such rights and remedies shall be cumulative.

10. Acknowledgments. Employee acknowledges and recognizes that the enforcement of any of the provisions set forth in Section 5, 6 and 7 above by Employer and its affiliates will not interfere with Employee’s ability to pursue a proper livelihood. Employee recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation and continuity of the business and good will of Employer and its affiliates.

11. Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given if given in writing and personally delivered or sent by facsimile transmission, courier service, overnight delivery service or by mail, registered or certified, postage prepaid with return receipt requested, as follows:

If to Employer:	iGo, Inc. 17800 N. Perimeter Drive, Suite 200 Scottsdale, Arizona 85255 Attn: CEO Fax: (480) 477-3639

If to Employee:	Phil Johnson

Notices delivered personally or by facsimile transmission, courier service or overnight delivery shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three days after the date of mailing.

12. Entire Agreement. This Agreement, including the Exhibits attached hereto, contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written between the parties. No modification or amendment of any of the terms, conditions or provisions herein may be made otherwise than by written agreement signed by the parties hereto.

13. Governing Law and Venue. THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE INTERPRETED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES. ANY ACTION BROUGHT BY EITHER PARTY HERETO INVOLVING ENFORCEMENT, TERMINATION, INTERPRETATION, OR MODIFICATION HEREOF, OR OTHERWISE RELATED TO THIS AGREEMENTS IN ANY WAY SHALL BE BROUGHT IN A COURT LOCATED IN PHOENIX, ARIZONA, AND NEITHER PARTY HERETO SHALL BE HEARD TO ASSERT THE DEFENSE OF INCONVENIENT FORUM IN ANY SUCH ACTION.

14. Parties Bound. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of Employer and Employee, and their respective heirs, personal representatives, successors and assigns. Employer shall have the right to assign this Agreement to any affiliate or to its successors or assigns. The terms “successors” and “assigns” shall include any person, corporation, partnership or other entity that buys all or substantially all of Employer’s assets or all of its stock, or with which Employer merges or consolidates. The rights, duties or benefits to Employee hereunder are personal to him, and no such right, duty or benefit may be assigned by him. The parties hereto acknowledge and agree that Employer’s affiliates are third-party beneficiaries of the covenants and agreements of Employee set forth in Sections 5, 6 and 7 above.

15. Arbitration. Any dispute or claim arising under or with respect to this Agreement shall be settled by arbitration in Phoenix, Arizona, pursuant to the rules and guidelines of the American Arbitration Association—Commercial Division. The decision of the arbitrators shall be final and binding upon Employer and Employee, and any decision or award rendered by the arbitrators may be entered as a judgment or order in any court having jurisdiction.

16. Estate. If Employee dies prior to the payment of any sums owed, or to be owed, to Employee pursuant to this Agreement, then such sums, as they become due, shall be paid to Employee’s estate.

17. Enforceability. If, for any reason, any provision contained in this Agreement should be held invalid in part by a court of competent jurisdiction, then it is the intent of each of the parties hereto that the balance of this Agreement be enforced to the fullest extent permitted by applicable law. Accordingly, should a court of competent jurisdiction determine that the scope of any covenant is too broad to be enforced as written, it is the intent of each of the parties that the court should reform such covenant to such narrower scope as it determines enforceable.

18. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

19. Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

20. Costs. If any action at law or in equity, or by reason of Section 15 above, is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

21. Affiliate; Subsidiary. An “affiliate” of any party hereto shall mean any person controlling, controlled by or under common control with such party. A “subsidiary” of Employer is any partnership, corporation, limited liability company or other entity in which Employer owns an equity interest. For purposes of this Agreement, the term “control”, when used with respect to any specified person or entity means the power to direct or cause the direction of the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities of ten percent (10%) or more, by contract, or otherwise, and the term “controlled” has the meaning correlative to the foregoing.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, but only one of which need be produced.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

IGO, INC.

By:	/s/ Michael D. Heil
Printed: Michael D. Heil
Title: CEO

/s/ Phillip Johnson
Phillip Johnson

EXHIBIT A

1. Annual Salary. $194,302 Australian Dollars, payable bi-weekly in arrears, which annual salary shall be subject to increase from time to time as may be determined by the CEO.

2. Bonuses. Employee shall be entitled to receive a bonus (which shall have a minimum targeted bonus of at least forty percent (40%) of his then applicable annual salary), if earned, pursuant to a bonus plan established by the CEO.

3. Stock Options. On the Effective Date, Employer will award Employee 210,000 stock options (“Options”), the terms and conditions of which will be governed by a Stock Option Agreement executed by Employer and Employee.

4. Benefits. Employee shall be entitled to receive such group benefits as Employer may provide to its other employees at comparable salaries and responsibilities to those of Employee.

A-1